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Exhibit 99.1

FOR IMMEDIATE RELEASE

Kelly Services Promotes George Corona to COO

TROY, Mich. (November 17, 2008) — Kelly Services, Inc. (NASDAQ: KELYA, KELYB) today announced the appointment of George Corona as executive vice president and chief operating officer, effective January 1, 2009.

As Executive Vice President and COO, Corona will have responsibility for all of Kelly’s regions and operating units, including the Americas, APAC, EMEA, and the Outsourcing & Consulting Group. He will also have responsibility for Global Sales, Account Management, Service, and Marketing.

“George Corona’s proven leadership, and operations experience fully prepare him to help Kelly move forward as a united organization,” said Carl Camden, president and chief executive officer. “This structural change will provide greater alignment across our global operations and position Kelly for long-term growth.”

In his new role Corona will report directly to Camden.

Corona joined Kelly in 1994 and has successfully held various operations and leadership roles, most recently executive vice president-Americas. Prior to joining Kelly, Corona held management roles for Digital Equipment Corporation and Burroughs Corporation. He received his B.S. from Wayne State University and his M.B.A. from Oakland University.

About Kelly Services

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a world leader in human resources solutions headquartered in Troy, Michigan, offering temporary staffing services, outsourcing, vendor on-site and full-time placement to clients on a global basis. Kelly provides employment to more than 750,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, creative services, light industrial, education, and health care. Revenue in 2007 was $5.7 billion. Visit www.kellyservices.com.

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MEDIA CONTACT:

Judith Clark

Kelly Services, Inc.

248-244-5362

Judith_Clark@kellyservices.com